VANGUARD MORGAN GROWTH FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                           Effective September 1, 2002

     This Addendum amends Section 3 of the Investment Advisory Agreement dated April 1, 1996 between Vanguard MORGAN GROWTH FUND (the "Fund") and WELLINGTON MANAGEMENT COMPANY, LLP (the "Adviser") as follows.

3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the WMC Portfolio's average month-end net assets for the quarter:

                 .175% on the first $500 million of net assets;
                 .100% on the next $500 million of net assets;
                .075% on the net assets in excess of $1 billion.

     Subject to the Transition Rule described in Section 3.1, the Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the WMC Portfolio relative to the investment performance of the Russell 3000 Growth Index. The investment performance of the WMC Portfolio will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Russell 3000 Growth Index for the same time period. The Adjustment applies as follows:

Cumulative 36-Month Performance of the WMC  Performance Fee Adjustment as a
Portfolio vs. the Russell 3000 Growth Index         Percentage of the Basic Fee*
-------------------------------------------         ----------------------------

Trails by -12% or more                               -0.50 x Basic Fee
Trails by more than -6% up to -12%                   -0.25 x Basic Fee
Trails/Exceeds from -6% to 6%                          0.00 x Basic Fee
Exceeds by more than 6% but less than 12%            +0.25 x Basic Fee
Exceeds by 12% or more                               +0.50 x Basic Fee
-------------------------
         * For purposes of determining the Adjustment, the quarterly rate is applied against the net assets of the WMC Portfolio averaged over the same time period for which the performance is measured.

3.1 Transition Rule for Calculating the Adviser's Compensation. The fee structure described in Section 3 will not be fully operable until the quarter ending September 30, 2005. Until that date, the Adjustment will be determined by linking the investment performance of the Russell 3000 Growth Index and that of the Growth Fund Stock Index.

1. Quarter Ending September 30, 2002. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the eleven quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month ending September 30, 2002.

2. Quarter Ending December 31, 2002. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the ten quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and one quarter ending December 31, 2002.

3. Quarter Ending March 31, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the nine quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and two quarters ending March 31, 2003.

4. Quarter Ending June 30, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the eight quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and three quarters ending June 30, 2003.

5. Quarter Ending September 30, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the seven quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and four quarters ending September 30, 2003.

6. Quarter Ending December 31, 2003. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the six quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and five quarters ending December 31, 2003.

7. Quarter Ending March 31, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the five quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and six quarters ending March 31, 2004.

8. Quarter Ending June 30, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the four quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and seven quarters ending June 30, 2004.

9. Quarter Ending September 30, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the three quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and eight quarters ending September 30, 2004.

10. Quarter Ending December 31, 2004. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the two quarters and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and nine quarters ending December 31, 2004.

11. Quarter Ending March 31, 2005. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the one quarter and two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and ten quarters ending March 31, 2005.

12. Quarter Ending June 30, 2005. The Adjustment will be determined by linking the investment performance of the Growth Fund Stock Index for the two months ending August 31, 2002, with that of the Russell 3000 Growth Index for the one month and eleven quarters ending June 30, 2005.

13.  Quarter Ending September 30, 2005.  The benchmark transition is complete.

No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated April 1, 1996 remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 22nd day of July, 2002.


ATTEST:                             VANGUARD MORGAN GROWTH FUND

By /s/ Sarah Buescher              _/s/________________________________________
                                            Chairman, CEO and President


ATTEST:                             WELLINGTON MANAGEMENT COMPANY, LLP

By /s/_______________________       By John H. Gooch

                                    Title Senior Vice President

ATTEST:
By /s/